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                                                                   EXHIBIT 11.1

                                 BANCTEC, INC.
                      COMPUTATION OF NET INCOME PER SHARE
                                  (UNAUDITED)

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                                                           THREE MONTHS ENDED
                                                          MARCH 31,     MARCH 26,
                                                             1996         1995
                                                          -----------  -----------
PRIMARY:
- --------
Net Income                                                $ 8,682,000  $   545,000
                                                          ===========  ===========
Shares outstanding beginning of period                     19,918,735   19,723,786
Weighted average number of shares repurchased
   or held in treasury stock during the year                  (29,936)    (345,158)
Shares issued during the period and shares issued
   from assumed exercise of stock options reduced
   by the number of shares which could have been
   purchased with the proceeds from exercise of such
   options and unearned compensation on restricted
   stock awards                                               527,792      720,885
                                                           ----------   ----------
Weighted average number of shares outstanding,
   as adjusted                                             20,416,591   20,099,513
                                                          ===========  ===========
Primary net income per common and common
   equivalent share                                             $0.43        $0.03
                                                                =====        =====
FULLY DILUTED:
- --------------
Net Income                                                $ 8,682,000  $   545,000
Add after tax interest expense applicable to the
   7 1/4% convertible subordinated debentures                 579,000      919,000
                                                          -----------  -----------
Net Income, as adjusted                                   $ 9,261,000  $ 1,464,000
                                                          ===========  ===========
Shares outstanding beginning of period                     19,918,735   19,723,786
Weighted average number of shares
   repurchased during the year                                (29,936)    (345,158)
Shares issuable during the period and shares issued
   from assumed exercise of stock options reduced
   by the number of shares which could have been
   purchased with the proceeds from exercise of such
   options and unearned compensation on  restricted
   stock awards                                               526,969      720,885
                                                          -----------  -----------
Weighted average number of shares
   outstanding, as adjusted excluding the 7 1/4%
   convertible subordinated debentures                     20,415,768   20,099,513
                                                          ===========  ===========
Fully diluted income per common and common
    equivalent share excluding the 7 1/4% convertible
    subordinated debentures                                     $0.43        $0.03
                                                                =====        =====
Weighted average shares issuable assuming conversion
   of the 7 1/4% convertible subordinated debentures        1,738,293    1,821,920
Weighted average number of shares outstanding as
   adjusted                                                22,154,061   21,921,433
                                                          -----------  -----------
Fully diluted net income per common and common
   equivalent share                                             $0.42        $0.07
                                                                =====        =====
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